USF&G EXECUTIVE DEFERRED BONUS PAYMENT PLAN


Effective January 1, 1995


ARTICLE I


Purpose


        1.1 This Plan is established to provide deferred compensation opportunities for certain employees of USF&G Corporation, a Maryland corporation, and of certain of its affiliates, in order to attract and retain executives. The Plan is intended to be an unfunded deferred compensation arrangement for a select group of management or highly compensated employees.


ARTICLE II


Definitions


        2.1 "Account" means the book account maintained by the Employer pursuant to Section 4.1 with respect to each Eligible Employee.


        2.2 "Committee" means the Administrative Committee under the USF&G Corporation Capital Accumulation Plan.


        2.3 "Eligible Employee" means any employee of an Employer eligible for an award under the Incentive Plan and whose annual rate of pay (i.e., base salary or wages, excluding bonuses, incentive pay and fringe benefits) paid by an Employer during a calendar year is greater than One Hundred and Fifty Thousand Dollars ($150,000.00).


        2.4 "Employer" means USF&G and any other employer which participates in the Incentive Plan and which adopts the Plan by action of its Board of Directors.


        2.5 "Incentive Plan" means the USF&G Corporation Management Incentive Plan.


        2.6     "Plan" means this USF&G Executive Deferred Bonus Payment
Plan.


        2.7 "USF&G" means USF&G Corporation or any company which is a successor as a result of merger, consolidation, liquidation, transfer of assets, or other reorganization.


ARTICLE III


Deferral Election


        3.1     Deferral Election.


                (a) An Eligible Employee may make an election to defer his or her anticipated bonus under the Incentive Plan in an amount equal to (1) a whole percentage of such bonus up to a maximum of One Hundred (100%) percent; (2) One Hundred (100%) percent of the bonus that exceeds a threshold specified by the Eligible Employee; or (3) any specified whole dollar amount, not less than Five Thousand ($5000) Dollars.


                (b) Deferral Elections shall be made in writing on such forms, and shall be subject to such uniform administrative rules, as the Committee shall establish.


        3.2     Annual Election.     Each calendar year, Eligible Employees may
make a Deferral Election which shall apply to the bonus under the Incentive Plan applicable to services rendered in that calendar year. A Deferral
Election with respect to the bonus for a particular calendar year must be made in accordance with the instructions on the election form established by the Committee. If an Eligible Employee fails to complete a Deferral Election, he or she will be unable to defer the bonus for that year.


        3.3     Deferral Payment Date.     The Deferral Election form shall
specify when the Eligible Employee is to receive amounts attributable to his or her Account for that year. The Eligible Employee may elect to receive payment or begin to receive payment either (1) following termination of employment upon retirement or separation from service from the Employer or (2) on an earlier designated Deferral Payment Date which shall be on or about February 1 of the year designated on the Deferral Election.


        3.4.    Form of Payment.     The Eligible Employee shall designate on
the Deferral Election form the form of distribution for amounts attributable to his or her Account for that year. The Eligible Employee may elect to receive payment in the form of a cash lump sum or in annual installments over a period not to exceed fifteen (15) years.


        3.5     Irrevocable Election.     Once made, a Deferral Election cannot
be changed or revoked. However, the Committee, in its sole and absolute discretion, may approve an Eligible Employee's request to change to a later date the date designated as the Deferral Payment Date described in Section 3.3, or to increase the number of installments elected as the form of payment described in
Section 3.4, provided that the request is made at least twelve (12) months prior to scheduled receipt of the payment. Such request shall be made in writing on such forms as may be required by the Committee.


ARTICLE IV


Accounts


        4.1     Book Accounts.     Deferral Elections and any investment
credits shall be credited to a book account. Eligible Employees shall be One Hundred percent (100%) vested in their Accounts.
Deferral Elections shall be credited to Accounts at the time bonuses are paid under the Incentive Plan.


        4.2     Investment Credits.     Each December 31, Accounts will be
credited with an amount equal to the average of the five-year constant maturity Treasury index calculated by the Federal Reserve Board, as determined on the first business day of the preceding four calendar quarters beginning January 1 of the same year, plus one hundred (100) basis points.


ARTICLE V


Payment of Benefits


        5.1 Normal Benefit. Benefits under this Plan shall be payable in accordance with the Eligible Employee's Deferral Election Form in the event of Retirement, as defined in the Retirement Pension Plan for U.S.A. Employees of USF&G Corporation or termination of employment from an Employer, or such earlier time as may be specified as the Deferral Payment Date on the Eligible Employee's Deferral Election forms.


                (a) Commencement and Form of Payment.     An Eligible Employee's
benefit under this Plan will commence on or about the February 1 coincident with or next following Retirement or termination of employment. Payments made in accordance with a designated Deferral Payment Date election will commence on or about the February 1 of the year designated on the Eligible Employee's Deferral Election form. The benefit shall be paid in the form of a lump sum or annual installments over a period not to exceed fifteen (15) years, as elected by the Eligible Employee. Payments made in the form of annual installments shall be paid on the first day of February each year.


        5.4     Death Benefit.


                (a) Commencement and Form of Payment.     Upon the death of an
Eligible Employee prior to the commencement of benefits under the Plan or prior to the complete distribution of benefits under this Plan, the balance credited to such Eligible Employee's Account shall be immediately payable to his or her designated beneficiary or beneficiaries. The benefit shall be paid on the Deferral Payment Dates designated by the Eligible Employee, as described in
Section 3.3 or shall continue to be paid in the form elected by the Eligible Employee, as described in Section 3.4. If any designated beneficiary dies after death benefit payments have begun under the Plan, but prior to the complete distribution of benefits under the Plan, the remaining payments shall be made to the estate of the beneficiary.


                (b) Beneficiary Designation. Each eligible Employee shall designate a beneficiary or beneficiaries to receive his or her benefit in the event of death. Beneficiary designations shall be made in writing, on such forms as designated by the Committee. Beneficiary designations shall be made at the time the Eligible Employee elects to participate in the Plan and may be changed at any time upon written notice to the Committee. If the Eligible Employee fails to designate a beneficiary or beneficiaries, payments will be made to the Eligible Employee's estate.


ARTICLE VI


Hardship Distributions


        6.1     Determination and Amount.    In the event of financial hardship,
as hereinafter defined, an Eligible Employee may apply to the Committee for a payment from the Plan equal to all or any part of his or her Account. The Committee shall consider the facts and circumstances of each case, and shall have the right, in its sole discretion, to make such payment, or, if applicable, to make a payment to the Eligible Employee of part of the amount requested, or refuse to make any payment. In no event shall the aggregate amount of the payment exceed either the full value credited to the Eligible Employee's Account or the amount determined by the Committee to be necessary to alleviate the Eligible Employee's financial hardship, and which is not reasonably available from other resources of the Eligible Employee.


        6.2     Financial Hardship.     For purposes of this Plan, financial
hardship means (1) a severe financial hardship to the Eligible Employee resulting from a sudden or unexpected illness or accident of the Eligible Employee or of a dependent (as defined in Internal Revenue Code Section 152(a)) of the Eligible Employee, (b) loss of Eligible Employee's property due to casualty, or (c) other similar extraordinary and unforseeable circumstances arising as a result of events beyond the control of Eligible Employee.



ARTICLE VII


Administration


        7.1     The Committee.     The Committee shall administer, construe and
interpret this Plan. No member of the Committee shall be liable for any act done or determination made in good faith. No member of the Committee who is a participant in this Plan may vote on matters affecting the member's specific benefits under this Plan, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding the member's participation herein. The Committee may, in its discretion, delegate its duties to any person, including an officer or employee of any Employer.


        7.2     Duties.     The Committee shall have the exclusive right to
exercise discretion where necessary or appropriate in the interpretation and administration of the Plan and to decide any and all matters arising from or in connection with the administration of the Plan. The construction and interpretation by the Committee of any provision of this Plan shall be final and conclusive.


        7.3     Indemnification.     The Employer shall indemnify and hold
harmless the Committee and any employees to whom administrative duties under this Plan are delegated, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.


        7.4     Claims Procedure.


                (a) Initial Claim. If an Eligible Employee or an Eligible Employee's designated beneficiary (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under this Plan for any reason, the Eligible Employee or the Eligible Employee's beneficiary may file a claim with the Committee. The Committee shall review the claim itself or appoint a person to review the claim. The Claimant shall be notified within sixty (60) days after the Claimant's claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision. The notice of the decision shall be in writing, sent by mail to the Claimant's last known address, and, if a denial of the claim, must contain
(i) the specific reasons for the denial, (ii) specific reference to pertinent provisions of the Plan on which the denial is based, and (iii) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.


                (b) Review Procedure. A Claimant is entitled to request a review of any denial of the Claimant's claim by the Committee. The request for review must be submitted to the Committee in writing within sixty (60) days after notice of the denial is mailed. Absent a request for review within the sixty
(60) day period, the claim will be deemed to be conclusively denied. A review of any denial of a claim shall be conducted by the Committee or its designee in a manner which complies with applicable regulations of the Department of Labor.


ARTICLE VIII


Miscellaneous Provisions


        8.1     Limitation of Rights.     Nothing contained in this Plan shall
be construed to limit in any way the right of an Employer to terminate an Eligible Employee's employment at any time or shall be evidence of any agreement or understanding, express or implied, that an Employer will employ an Eligible Employee in a particular position or at any particular rate of remuneration.


        8.2     Nonalienation of Benefits.     No amounts payable hereunder may
be assigned, pledged, mortgaged or hypothecated and, to the extent permitted by law, no such amounts shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive the same.


        8.3     Amendment or Termination of Plan.     The Board of Directors of
USF&G may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety or as it applies to any Employer; provided, however, that an Eligible Employee's entitlement to benefits under this Plan may not be terminated or reduced.


        8.4     Unfunded Plan.     This Plan is unfunded. The obligations of an
Employer with respect to the benefits payable hereunder shall be paid out of the Employer's general assets and shall not be secured by any form of trust, escrow or otherwise. The rights of an Eligible Employee, or the Eligible Employee's designated beneficiary, to benefits under the Plan shall be solely those of an unsecured creditor of the Employer. Any assets acquired by or held by the Employer in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of an Eligible Employee, or the Eligible Employee's beneficiary, or to be security for the performance of the obligations of the Employer but shall be, and remain, general, unpledged, and unrestricted assets of the Employer. No representation shall be made to any Eligible Employee which is contrary to this Section 8.4. or which in any way suggests that any assets which may be maintained by the Employer in respect of its obligations under this Plan will be used solely for that purpose.


        8.5     Construction of Plan.     This plan shall be administered and
construed so as to qualify as an "unfunded" plan providing benefits to a "select group of management or highly compensated employees," as those terms are used in the Employee Retirement Income Security Act of 1974 ("ERISA").


        8.6     Governing Law.       This Plan shall be construed,
administered and governed in all respects under and by the laws of the State of Maryland, except to the extent Maryland law shall have been pre-empted by ERISA.


        8.7     Employer Obligations.     Each Employer shall be obligated
to pay benefits under this Plan to its Eligible Employees and no Employer shall be obligated to fulfill the obligations of any other Employer under this Plan.


        8.8     FICA Taxes.       Any FICA taxes due on deferral Accounts
will be paid by the Eligible Employee to the Employer by means of payroll deduction.


ARTICLE IX


Effective Date


        9.1 The foregoing Plan is effective January 1, 1995. It shall apply to persons in the employ of an Employer on and after that date. It shall not apply to former employees of any Employer whose employment terminated before that date.


        IN WITNESS WHEREOF, USF&G has caused this Plan to be executed on its behalf.


                                            USF&G Corporation


                                            BY:     /s/JOHN A. MACCOLL
                                                       John A. MacColl

                                            DATED:  November 30, 1995